ADVISORONE FUNDS

                                POWER OF ATTORNEY

We, the undersigned Trustees of AdvisorOne Funds (the "Trust"), hereby constitute and appoint M. Patrick Clarke and Brian Nielsen, each of them singly, our true and lawful attorneys-in-fact, acting in good faith and in a manner they reasonably believe to be in the best interests of the Trust, upon the advice of counsel, with full power of substitution, and with full power to each of them, to sign for me and in my name in the appropriate capacities, with authority to execute in my name on behalf of the Trust and to file with the United States Securities & Exchange Commission, Commodity Futures Trading Commission or any other federal or state regulatory bodies ("Regulatory Agencies"), on behalf of the Trust any and all regulatory materials necessary or advisable to enable the Trust to comply with the Securities Act of 1933, as amended and/or the Investment Company Act of 1940, as amended, and any other rules, regulations and requirements of such Regulatory Agencies. The powers of the aforesaid attorneys-in-fact are hereby expressly limited to the execution and filing of such documents with the appropriate Regulatory Agencies.

      WITNESS my hand on this 9th day of May 2003.



/s/ L. Merill Bryan Jr.                       /s/ Michael Miola
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L. Merill Bryan Jr.                           Michael Miola


/s/ Gary Lanzen                               /s/ John W. Pacheco
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Gary Lanzen                                   John W. Pacheco